Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Senior Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

For Immediate Release

CVS Caremark Corporation Announces New Share Repurchase Authorization for up to $6 Billion of Common Stock

Company Also Announces Quarterly Dividend

WOONSOCKET, R.I., September 19, 2012 - CVS Caremark Corporation (NYSE: CVS) today announced that its Board of Directors has approved a new share repurchase program for up to $6.0 billion of the company’s outstanding common stock. The share repurchase authorization, which is effective immediately, permits the company to effect the repurchases from time to time through a combination of open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and/or other derivative transactions.

The Company also stated that this new share repurchase program is expected to be completed over a multi-year period. The Company intends to provide 2013 guidance and to outline its capital allocation strategy during its upcoming Analyst Day, to be held on December 13, 2012. At that time, the Company will provide its assumption for the amount of share repurchases expected to be completed during 2013.

Dave Denton, executive vice president and chief financial officer of CVS Caremark, stated, “We’re very pleased with the Board’s decision to approve this new share repurchase program and believe it reflects their confidence in CVS Caremark’s growth outlook as well as an ongoing commitment to create shareholder value. We have a highly disciplined approach to capital allocation and we are committed to using our strong free cash flow to fund investments that drive returns in addition to dividends and value-enhancing share repurchases.”

CVS Caremark also announced today that its Board of Directors has approved a quarterly dividend of $0.1625 (16.25 cents) per share on the Common Stock of the Corporation, payable November 2, 2012, to holders of record on October 22, 2012.

About CVS Caremark

CVS Caremark is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the company’s approximately 7,400 CVS/pharmacy stores; its leading pharmacy benefit manager serving more than 60 million plan members; and its retail health clinic system, the largest in the nation with approximately 600 MinuteClinic locations, it is a market leader in mail order, retail and specialty pharmacy, retail clinics, and Medicare Part D Prescription Drug Plans. As a pharmacy innovation company with an unmatched breadth of capabilities, CVS Caremark continually strives to improve health and lower costs by developing new approaches such as its unique Pharmacy Advisor program that helps people with chronic diseases, such as diabetes, obtain and stay on their medications. Find more information about how CVS Caremark is reinventing pharmacy for better health at info.cvscaremark.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk

Factors section in our Annual Report on Form 10-K for the year ended December 31, 2011 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The share repurchase program may be modified, extended or terminated by the board of directors at any time.